EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

AND ASSOCIATED COMMON STOCK PURCHASE RIGHTS
of
NORSTAN, INC.
Pursuant to the Offer to Purchase dated December 23, 2004
by
SF ACQUISITION CO.,
a wholly-owned subsidiary
of
BLACK BOX CORPORATION,
at
$5.60 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

December 23, 2004

Brokers, Dealers, Banks,

Trust Companies and other Nominees:

We have been appointed by SF Acquisition Co., a Minnesota corporation (“Purchaser”) and a wholly-owned subsidiary of Black Box Corporation, a Delaware corporation (“Black Box”), to act as Information Agent in connection with Purchaser’s offer to purchase for cash all the outstanding shares of common stock, $0.10 par value per share (the “Company Common Stock”), including the associated common stock purchase rights (the “Rights”) issued pursuant to the Amended and Restated Rights Agreement dated April 1, 1998, between Norstan and Norwest Bank Minnesota, National Association, as amended, of Norstan, Inc., a Minnesota corporation (“Norstan”), at a purchase price of $5.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Throughout this letter, the Offer to Purchase and the Letter of Transmittal, the terms “Share” or “Shares” shall mean outstanding shares of Company Common Stock together with the associated Rights.

Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal to tender Shares for your use and for the information of your clients.

3.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Wells Fargo Bank, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.	Norstan’s Solicitation/ Recommendation Statement on Schedule 14D-9 and notice pursuant to Rule 14f-1 filed with the United States Securities and Exchange Commission.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7.	A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer that number of outstanding Shares, together with any Shares then owned by Black Box or Purchaser, including Shares subject to the Tender Agreement, that, immediately prior to acceptance for payment of Shares pursuant to the Offer, represents at least a majority of the sum of (a) the aggregate number of Shares outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer, plus (b) the aggregate number of Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of Norstan, or other security exercisable for or convertible into Shares or other capital stock of Norstan, any of which is outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer (which amount, as of December 20, 2004, equaled 8,308,576 Shares) and (ii) the satisfaction of certain other conditions as set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 2004 (the “Merger Agreement”), by and among Black Box, Purchaser and Norstan. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Minnesota Business Corporation Act, Purchaser will be merged with and into Norstan (the “Merger”). Following the effectiveness of the Merger, Norstan will continue as the surviving corporation and become a wholly-owned subsidiary of Black Box and the separate corporate existence of Purchaser will cease.

The Board of Directors of Norstan has unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and it has also unanimously: (i) determined that the terms of the Offer, the Merger and the Merger Agreement are fair to and in to the best interests of Norstan and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Minnesota Business Corporation Act, (iii) recommended that holders of all Shares accept the Offer and tender their Shares pursuant to the Offer and adopt and approve the Merger Agreement and the Merger, (iv) approved the Tender Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby and (v) approved the Option Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby. A special committee of Norstan’s Board of Directors has unanimously approved the Offer, the Merger, the Merger Agreement, the Tender Agreement and the Option Agreement and the transactions contemplated thereby in order to render inapplicable certain sections of the Minnesota Business Corporation Act relating to takeovers.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either certificates representing the Shares (“Certificates”) being tendered should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedure for Tendering Shares” of the Offer to Purchase.

Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and Georgeson Shareholder Communications, Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Georgeson Shareholder

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Purchaser, Black Box, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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